Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of CTS Corporation and subsidiaries on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CTS Corporation on Form S-3 (No. 333-72146, effective November 9, 2001) and on Forms S-8 (Nos. 333-159542, effective May 28, 2009, 333-116287, effective June 8, 2004 and 333-62202, effective June 4, 2001).

/s/ GRANT THORNTON LLP
Chicago, Illinois February 25, 2013